Exhibit 11

               BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                      Computation of Earnings Per Share
                (In thousands, except per share information)
                                 (Unaudited)


                                                    Three Months Ended  Nine Months Ended
                                                      September 30,       September 30,
                                                      1996      1995      1996      1995
                                                    -------------------------------------

Primary:

  Weighted average shares outstanding                177,527   176,113   177,526   175,151

  Net effect of dilutive stock options - based on
   the treasury stock method using average
   market price                                        4,855     4,458     3,173     2,731
                                                    --------------------------------------

  Total                                              182,382   180,571   180,699   177,882
                                                    ======================================

  Net income                                        $ 67,843  $ 49,356  $ 90,362  $ 34,323
                                                    ======================================

  Per share amount                                  $   0.37  $   0.27  $   0.50  $   0.19
                                                    ======================================

Fully Diluted:

  Weighted average shares outstanding                177,527   176,113   177,526   175,151

  Net effect of dilutive stock options - based on
   the treasury stock method using quarter
   end market price, if higher than average
   market price                                        5,513     4,971     5,514     4,970
                                                    --------------------------------------

  Total                                              183,040   181,084   183,040   180,121
                                                    ======================================

  Net income                                        $ 67,843  $ 49,356  $ 90,362  $ 34,323
                                                    ======================================

  Per share amount                                  $   0.37  $   0.27  $   0.49  $   0.19
                                                    ======================================
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